Exhibit 4.14

THIRD SUPPLEMENTAL INDENTURE, dated as of December 23, 2005 (this “Third Supplemental Indenture”), by and between Hexion Specialty Chemicals, Inc. (formerly known as Borden Chemical, Inc. and as successor to Resolution Performance Products Corp. (formerly known as Resolution Performance Products LLC)), a New Jersey corporation (“Hexion”), HSC Capital Corporation (formerly known as RPP Capital Corporation), a Delaware corporation (“HSC Capital” and, together with Hexion, the “Issuers”), Hexion CI Holding Company (China) LLC, a Delaware limited liability company (the “New Guarantor”), and The Bank of New York (as successor in interest to the corporate trust business of United States Trust Company of New York), as Trustee (the “Trustee”) under the Indenture (as defined below).

W I T N E S S E T H:

WHEREAS, the Issuers and the Trustee have entered into that certain Indenture dated as of November 14, 2000 (as amended by the First Supplemental Indenture dated as of May 31, 2005 and the Second Supplemental Indenture dated as of May 31, 2005, the “Indenture”) providing for the issuance of 13 1/2% Senior Subordinated Notes due 2010 (the “Securities”);

WHEREAS, Section 4.21 of the Indenture provides that if Hexion organizes or acquires any Domestic Restricted Subsidiary after the Issue Date, under certain circumstances, Hexion shall, among other things, (i) execute and deliver to the Trustee a supplemental indenture pursuant to which such New Domestic Restricted Subsidiary shall unconditionally guarantee all of Hexion’s obligations under the Securities and the Indenture and (ii) cause such New Domestic Restricted Subsidiary to promptly execute and deliver to the Trustee a Subsidiary Guarantee;

WHEREAS, the New Guarantor is a Domestic Restricted Subsidiary of Hexion that was not previously required to become a Guarantor under the Indenture prior to the date hereof, but which is required to become a Guarantor under the Indenture on the date hereof;

WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee and the Issuers are authorized to execute and deliver this Third Supplemental Indenture; and

NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt of which is hereby acknowledged, the Issuers, Hexion, the New Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

ARTICLE I

GUARANTEES

1.1 Guarantees by the New Guarantor

The New Guarantor hereby agrees, jointly and severally with all other Guarantors, to unconditionally guarantee on a senior subordinated basis all of the Issuers’ obligations under the Securities and the Indenture on the terms and subject to the conditions set forth in Article XI of the Indenture and to be bound by all other applicable provisions of the Indenture (including Article XII).

ARTICLE II

MISCELLANEOUS

2.1 Ratification of Indenture; Third Supplemental Indenture Part of Indenture

Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Third Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

2.2 Severability

In case any provision in this Third Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

2.3 Capitalized Terms

Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture.

2.4 Effect of Headings

The Article and Section headings of herein are for convenience only and shall not effect the construction of this Third Supplemental Indenture.

2.5 Trustee Makes No Representations

The Trustee makes no representation as to the validity or sufficiency of this Third Supplemental Indenture.

2.6 Certain Duties and Responsibilities of the Trustee

In entering into this Third Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

2.7 Governing Law

THIS THIRD SUPPLEMENTAL INDENTURE, THE SECURITIES AND THE SUBSIDIARY GUARANTEES WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. Each of the parties hereto agrees to submit to the jurisdiction of the courts of the State of New York in any action or proceeding arising out of, or relating to, this Third Supplemental Indenture, the Securities or the Subsidiary Guarantees.

2.8 Counterparts

The parties may sign any number of copies of this Third Supplemental Indenture. Each signed copy shall be an original, but all of them together represent one and the same agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Third Supplemental Indenture to be duly executed as of the date first above written.

ISSUERS

HEXION SPECIALTY CHEMICALS, INC.

By:	/s/ George F. Knight
Name:	George F. Knight
Title:	Senior Vice President

HSC CAPITAL CORPORATION

By:	/s/ George F. Knight
Name:	George F. Knight
Title:	Vice President

NEW GUARANTOR

HEXION CI HOLDING COMPANY (CHINA) LLC

By:	/s/ George F. Knight
Name:	George F. Knight
Title:	Vice President

Third Supplemental Indenture

to RPP November 2000 Indenture

S-1

TRUSTEE

THE BANK OF NEW YORK, as trustee

By:	/s/ Mary LaGumina

Name:	Mary LaGumina
Title:	Vice President

Third Supplemental Indenture

to RPP November 2000 Indenture

S-2